Exhibit 10.11

December 29, 2017

Via Overnight Mail
Sujay Kango

Dear Sujay:

I am pleased to offer you the position of Senior Vice President and Chief Commercial Officer with Acceleron Pharma Inc. (the “Company”) reporting to Habib Dable. This offer will expire at the close of business five days after the date of this offer letter.

If you accept our offer, we can agree on a mutually agreeable start date. Your initial salary will be at the rate of $400,000 per year less applicable legal deductions, payable in accordance with the regular payroll practices of the Company.

You will receive a sign-on bonus of $383,750 payable on your first paycheck after your start date, less applicable legal deductions. Should you resign from the Company within the first two years of your employment other than for reasons that constitute Good Reason as defined in the employment agreement submitted to you along with this offer letter (the “Employment Agreement”), you will be required to repay a prorated amount of the sign-on bonus that had been paid to you based on the number of full years of service completed (i.e., prior to your one-year anniversary, you will be required to repay the full sign-on amount that was paid to you; following your one-year anniversary but prior to your two-year anniversary, you will be required to repay 1/2 of the sign-on amount that was paid to you). However, if your employment is terminated by the Company as a result of a job elimination, or if you move to another position within the Company or if you terminate your employment for Good Reason as defined in the Employment Agreement, then you will not be required to repay any portion of the sign-on bonus. For clarity, the Employment Agreement shall not replace or supersede this paragraph pursuant to Section 12 of the Employment Agreement.

In addition, you will be awarded stock options to purchase 50,000 shares of the Company’s common stock, and 6,000 restricted stock units (“RSUs”). The stock options will be granted on the first market trading day of the month after you are hired, with a vesting start date of the date of hire (the “Vest Date”), an exercise price equal to the closing price of a share of Common Stock on the date of grant. The shares underlying the stock options will vest with respect to 25% of the shares on the first anniversary of the Vest Date, and the remaining shares will vest in equal quarterly installments over the three years following the one-year anniversary of the Vest Date, and otherwise contain the terms set forth in the Company’s standard form of stock option award agreement. The RSUs will be granted on your date of hire and will vest with respect to one-third of the shares on each of the first, second and third anniversaries of the grant date, and will otherwise contain the terms set forth in the Company’s standard form of RSU award agreement. The stock option grant and RSU grant are subject to approval by the Board of Directors. For clarity, the Employment Agreement shall not replace or supersede this paragraph pursuant to Section 12 of the Employment Agreement.

Mr. Sujay Kango
December 29, 2017

Beginning in fiscal year 2018, you will be eligible to participate in the Company’s bonus plan with a target of 40% of your yearly compensation (pro-rated), which would typically be paid in March 2019. You are not eligible to receive a bonus for performance in 2017.

During your employment, you will be eligible to participate in all benefit plans made available by the Company from time to time to employees in comparable positions subject to plan terms and generally applicable Company policies.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. You may be permitted to serve as a director on the board of charitable organizations or for profit companies with approval subject to the Company’s Conflicts of Interest Policy and the Company’s Employee Service on Outside Boards Policy. As Senior Vice President and Chief Commercial Officer, you will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

The Immigration Reform and Control Act of 1986 requires employers to confirm that all employees hired on or after November 6, 1986 are authorized to work in the United States.  Enclosed is a list of acceptable documents of identification and employment eligibility.  You will be required to complete Section 1 of the form on your first day of work. Please bring with you one document from list A or one document from list B and C at that time, or within three days of starting work in order to complete Section 2. We will not be able to employ you if you fail to comply with this requirement.

In addition, this offer is conditioned upon your execution of the Company’s standard form of Confidentiality, Non-Competition and Proprietary Information Agreement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, for any or no reason, with or without notice, and with or without cause. We do ask that you give two (2) weeks' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

This letter, the attached Employee Confidentiality Agreement and the attached form of employment agreement set forth our complete and entire agreement and understanding regarding the terms and conditions of your employment with the Company, and supersedes all prior verbal or written offers. Therefore, in accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter or the attached documents. For your convenience we have included a self-addressed stamped envelope. Please enclose with the signed offer letter and one copy of the Employee Confidentiality Agreement. The form of employment agreement is provided for your information, and can be signed on your first day.

Mr. Sujay Kango
December 29, 2017

Sujay, formalities aside, I am personally delighted that you are joining us and look forward to your contributions.

Sincerely,

/s/ Nancy Sullivan
Nancy Sullivan
Vice President, Human Resources

NS/js

Accepted and agreed:

/s/ Sujay Kango
Sujay Kango

Date: 1/10/2018

Attachments:
Employee Confidentiality Agreement – please sign both copies, return one copy and keep one for your records
Form of Employment Agreement
I9 Employment Eligibility Verification Form – to bring on your first day of employment